Filed Pursuant to Rule 424(b)(5)
Registration Statement Number 333-194020

Prospectus Supplement
To the Prospectus Dated February 28, 2014

1,200,000 Shares

Common Stock

We are offering 1,200,000 shares of our common stock, par value $0.01 per share, at a public offering price of $14.40 per share. Our common stock is traded on The NASDAQ Global Market under the symbol “SFST.” On November 5, 2014, the last reported sale price of our common stock on The NASDAQ Global Market was $15.11 per share.

Investing in our common stock involves risks. Please carefully read the “Risk Factors” beginning on page S-15 of this prospectus supplement and appearing in our Quarterly Report on Form 10-Q for the period ended September 30, 2014 for a discussion of certain factors that you should consider before making your investment decision.

	Per Share	Total
Public offering price	$14.400	$17,280,000
Underwriting discount(1)	$0.864	$1,036,800
Proceeds to us, before expenses	$13.536	$16,243,200

(1)	See “Underwriting” beginning on page S-24 for disclosure regarding the underwriting discounts, expenses payable to the underwriter and proceeds to us, before expenses.

The shares of our common stock are being offered through the underwriter on a firm commitment basis. We have granted the underwriter a 30-day option to purchase up to 180,000 additional shares of our common stock at the same price, and on the same terms, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

As of November 5, 2014, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $62.6 million, which is based on 4,835,674 shares of outstanding common stock, of which 4,144,322 shares were held by non-affiliates, and a per share price of $15.11 based on the closing sale price of our common stock, on November 5, 2014. As of the date of this prospectus supplement, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar months that ends on the date of this prospectus supplement.

The underwriter expects to deliver the shares of our common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about November 12, 2014, subject to customary closing conditions.

The date of this prospectus supplement is November 6, 2014.

Prospectus Supplement

Prospectus

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the SEC. We have not, and the underwriter has not, authorized anyone else to provide you with different or additional information. If anyone provides you with any other information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any “free writing prospectus” or any documents incorporated by reference herein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, and updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us, our common stock, and other securities we may offer from time to time, some of which may not apply to this offering. You should read this prospectus supplement, the accompanying prospectus and any “free writing prospectus,” together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before deciding to invest in our common stock. Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that (i) the underwriter will not exercise its option to purchase additional shares of our common stock to cover over-allotments, if any, and (ii) no options, warrants, stock rights or shares of common stock were issued after November 5, 2014.

This prospectus supplement includes market size, market share and industry data that we have obtained from internal company surveys, market research, publicly available information and various industry publications. The third-party sources from which we have obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that this information is accurate or complete. We have not independently verified any of the data from third-party sources nor have we verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources. Our internal company surveys are based on data we have collected over the past several years.

In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms “we,” “us,” the “Company,” “Southern First,” and “our” refer to Southern First Bancshares, Inc. and our subsidiaries on a combined basis. References to the “Bank” refer to Southern First Bank, our banking subsidiary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward looking statements.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward looking statements:

•	Restrictions or conditions imposed by our regulators on our operations;

•	Increases in competitive pressure in the banking and financial services industries;

•	Changes in access to funding or increased regulatory requirements with regard to funding;

•	Changes in deposit flows;

•	Credit losses as a result of declining real estate values, increasing interest rates, increasing unemployment, changes in payment behavior or other factors;

•	Credit losses due to loan concentration;

•	Changes in the amount of our loan portfolio collateralized by real estate and weaknesses in the real estate market;

•	Our ability to attract and retain key personnel;

•	Changes in the interest rate environment which could reduce anticipated or actual margins;

•	Changes in political conditions or the legislative or regulatory environment, including governmental initiatives affecting the financial services industry;

•	Changes in economic conditions resulting in, among other things, a deterioration in credit quality;

•	Changes occurring in business conditions and inflation;

•	Increased cybersecurity risk, including potential business disruptions or financial losses;

•	Changes in technology;

•	The adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;

•	Examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or write-down assets;

•	Changes in monetary and tax policies;

•	The rate of delinquencies and amounts of loans charged-off;

•	The rate of loan growth in recent years and the lack of seasoning of a portion of our loan portfolio;

•	Our ability to maintain appropriate levels of capital and to comply with our capital ratio requirements;

•	Adverse changes in asset quality and resulting credit risk-related losses and expenses;

•	Changes in accounting policies and practices; and

•	Other risks and uncertainties contained in this prospectus supplement or incorporated by reference into this prospectus supplement from the other reports and filings with the Securities and Exchange Commission, which we refer to as the SEC.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus supplement and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our periodic and current reports that we file with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our periodic and current reports to the SEC incorporated by reference in this prospectus supplement, the accompanying prospectus and other offering materials. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Incorporation of Certain Information by Reference.”

The Company

Southern First Bancshares, Inc. was incorporated under the laws of South Carolina and is a bank holding company registered under the Bank Holding Company Act of 1956. Our primary business is to serve as the holding company for Southern First Bank, a South Carolina state bank. The Bank is a commercial bank with nine retail offices located in Greenville, Columbia and Charleston, South Carolina with total assets of $1.0 billion as of September 30, 2014. The Bank is primarily engaged in the business of accepting demand deposits and savings deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”), and providing commercial, consumer and mortgage loans to the general public.

Our Competitive Strengths

We believe that the following business strengths have been instrumental to the success of our core operations. These attributes will enable us to continue profitable growth, while remaining fundamentally sound and driving value to our shareholders.

Simple and Efficient ClientFIRST Model. We operate our Bank using a simple and efficient style of banking that is focused on providing core banking products and services to our clients through a team of talented and experienced bankers. We refer to this model as “ClientFIRST” and it is structured to deliver superior client service via “relationship teams,” which provide each client with a specific banker contact and a consistent support team responsible for all of the client’s banking needs. We believe this model results in a consistent and superior level of professional service that affords us with a distinct competitive advantage by enabling us to build and maintain long-term relationships with desirable clients, enhancing the quality and stability of our funding and lending operations and positioning us to take advantage of future growth opportunities in our existing markets. We also believe that this client focused culture has led to our successful expansion into new markets in the past, and will enable us to be successful if we seek to expand into new markets in the future.

Our ClientFIRST model focuses on achieving cost efficiencies by diligently managing the growth of our number of employees and banking offices. We have historically insisted that the identification of talented bankers drives our growth strategy, as opposed to a more general desire to enter a specific geography or market. This strategy translates into a smaller number of brick and mortar offices relative to our size and compared to peer banks, but larger overall deposit balances in our offices as compared to peers. As a result, our offices average approximately $86 million in total deposits. We believe this style of banking allows us to deliver exceptional client service, while achieving lower efficiency ratios relative to our local competitors, as evidenced by our 60% efficiency ratio(1) for the quarter ended September 30, 2014.

We have also made significant investments in our IT systems and technology offerings to our clients that we believe will continue to drive low-cost deposit growth. For example, we launched our new mobile banking platform in early 2014 and have successfully registered 3,600 mobile devices, with the expectation that our active users will increase significantly in the coming years. We believe that our current mobile banking, on-line banking and cash management offerings are industry-leading solutions amongst community banks, and we will continue to invest in the latest technology solutions to ensure we meet the evolving needs of our clients and maintain this competitive advantage over other community banks.

(1)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

Attractive South Carolina Markets. We have nine banking offices located in Greenville, Columbia and Charleston, South Carolina, which are the three largest markets in South Carolina. The following table illustrates our market share, by insured deposits as of the dates indicated, in our primary markets:

		Our Market Deposits
Market(1)	Total Offices	June 30, 2014	Total Market Deposits(2)	Rank(2)	Market Share(2)
		(Dollars in thousands)
Greenville	4	$537,386	$9,441,739	5 of 31	5.69%
Columbia	3	146,673	15,190,022	9 of 23	0.97%
Charleston	2	65,449	8,299,988	16 of 29	0.79%

(1)	Represents Greenville County, Richland and Lexington Counties in Columbia, and Charleston County.

(2)	The total market deposits, rank and market share data displayed are as of June 30, 2014 as reported by the FDIC.

Greenville. The city of Greenville is located in Greenville County, South Carolina approximately midway between Atlanta and Charlotte on the heavily traveled I-85 business corridor. Greenville County is South Carolina’s most populous county with an estimated 474,000 residents as of July 1, 2013 and is also one of the state’s wealthiest counties with estimated median household income of $48,000 for 2012. A large and diverse metropolitan area, Greenville County is one of the southeast region’s premier areas for business, serving as headquarters for Michelin and Hubbell Lighting as well as hosting significant operations for BMW and Lockheed Martin.

Columbia. The city of Columbia is located in Richland County, South Carolina and its surrounding suburban areas expand into adjoining Lexington County. Columbia is the state capital, the largest city in the state and the home of the University of South Carolina and Fort Jackson, the Army’s largest Initial Entry Training Center. Richland County is the second largest county in the state with an estimated population of 399,000 residents as of July 1, 2013. Lexington County is the sixth largest county in South Carolina with an estimated population of 274,000 as of July 1, 2013. The median household income for Richland County and Lexington County was $48,000 and $54,000, respectively, for 2012.

Charleston. The city of Charleston is the second largest city in the state and is located in Charleston County, South Carolina, which is the third largest county in the state with an estimated population of 373,000 as of July 1, 2013. Charleston is home to the deepest port in the Southeast and boasts top companies in the aerospace, biomedical and technology fields such as Boeing, the Medical University of South Carolina (MUSC) and Blackbaud. The median household income for Charleston County was approximately $50,000 for 2012. We opened our first retail office in the Charleston market in the downtown area of Charleston in December 2012 and our second retail office in the Charleston market in the city of Mount Pleasant in August 2014. Mount Pleasant is located just north of Charleston in Charleston County and ranks as the fourth largest city in South Carolina.

We believe that the demographics and growth characteristics of these three markets will provide us with significant opportunities to further develop existing client relationships and expand our client base.

Experienced Management Team, Dedicated Board of Directors and Talented Employees. Our senior management team is led by Art Seaver, Justin Strickland, Mike Dowling and Len Howell, whose biographies are included below. These executives lead a team of 22 additional senior team members which we believe compares favorably to any community bank management team assembled in South Carolina.

R. Arthur “Art” Seaver, Jr. has served as the Chief Executive Officer of our Company and our Bank since their inception in 1999. Mr. Seaver is located in Greenville and has over 28 years of banking experience, all in the Greenville market. From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina. From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998. He was the senior vice president in lending and was also responsible for managing Greenville National Bank’s deposit strategies prior to leaving to form the Bank. Mr. Seaver is a 1986 graduate of Clemson University with a bachelor’s degree in financial management and a 1999 graduate of the BAI Graduate School of Community Bank Management.

F. Justin Strickland has served as President of our Company and our Bank since 2006. Mr. Strickland leads our Columbia market and has over 29 years of banking experience, all in the Columbia market. From 1985 until 1993, Mr. Strickland held various positions with The Citizens & Southern National Bank of South Carolina. From 1993 until November 2006, he was with Carolina First Bank. From 1999 until November 2006, he held the position of South Carolina Midlands Market President at Carolina First Bank. Mr. Strickland is a 1985 graduate of the University of South Carolina with a bachelor’s degree in finance and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1996.

Michael D. Dowling has served as the Chief Financial Officer of our Company and our Bank since 2011. Mr. Dowling has over 20 years of experience in the banking industry. Mr. Dowling was previously employed with KPMG LLP from 1994 until 2011, including most recently as an Audit Partner (2005-2011) and a member of KPMG’s Financial Services practice. Mr. Dowling has extensive experience working with public companies and financial institutions. He is a 1993 graduate of Clemson University, with a degree in Accounting and is a certified public accountant in South Carolina and North Carolina.

Lenwood B. Howell has served as an Executive Vice President and Charleston Regional Executive of our Company and our Bank since 2012. Mr. Howell has over 32 years of banking experience, including the last 22 years as Regional Executive South Coastal for National Bank of South Carolina (NBSC). Previous to his employment at NBSC, Mr. Howell held various positions with The Citizens & Southern National Bank of South Carolina. Mr. Howell is a graduate of The University of the South (Sewanee) and The University of Virginia Darden School of Banking.

Our entire executive management team brings an average of 28 years of experience in the banking industry and consists of the following in addition to Messrs. Seaver, Strickland, Dowling and Howell:

Name	Position	Years of Experience
Frederick Gilmer, III	Executive Vice President and Senior Lending Officer	27
Carolyn A. Herbert	Executive Vice President and Chief Retail Officer	46
Jason Starnes	Executive Vice President and Chief Information Officer	15
Michael M. Strickland	Executive Vice President and Chief Risk Officer	30

The management team is complemented by a dedicated board of directors with extensive local knowledge and a wide range of experience including accounting, business, banking, manufacturing, insurance, management and finance. We believe that our management’s and board’s incentives are closely aligned with our shareholders through the ownership of a substantial amount of our stock. As of September 30, 2014, our executive officers and board of directors owned an aggregate of 1,093,676 shares of our common stock, including options to purchase shares of our common stock, or approximately 21.67% of the fully-diluted amount of our common stock outstanding. We believe that our officers’ and directors’ experience and local market knowledge are valuable assets and will enable them to guide us successfully in the future.

In addition, we believe that we have assembled a group of highly talented employees by being an employer of choice in the markets we serve. We employed a total of 152 full-time equivalent employees as of September 30, 2014. Our employees are skilled in the areas of banking, information technology, management, sales, advertising and marketing, among others. We pride ourselves on maintaining excellent relations with all of our employees, which is evidenced by our less than 10% employee turnover ratio during 2013 and through the first nine months of 2014, and no attrition at the senior level since 2007. We strive to provide an “umbrella for great talent,” characterized by a culture of transparency and collaboration which permeates all levels of the organization. To drive our culture of transparency and collaboration, our employees engage in a series of weekly meetings to understand the goals and plan for each week. These meetings are intended to remind our employees of our vision, strategy and ClientFIRST service, and provide our employees with information regarding monthly and quarterly goals and client or prospect needs. In addition, each week is started with a meeting of all Senior and Executive Vice Presidents to ensure that all team members are informed on the latest developments of our Company. Our employees and their ClientFIRST approach to service have been instrumental to our success.

Our Business Strategy

We are focused on growing business relationships and building core deposits, profitable loans and non-interest income. We believe that we have built a dynamic franchise that meets the financial needs of our clients by providing an array of personalized products and services delivered by seasoned banking professionals with knowledge of our local markets. Our overall strategic goal is to provide the highest level of service to our clients while achieving high-performance metrics within the community banking space that drive franchise and shareholder value. Our specific business strategies include:

Focus on Profitable and Efficient Growth. Our executive management team and board of directors are dedicated to producing profits and returns for our shareholders. We actively manage the mix of assets and liabilities on our balance sheet to optimize our net interest margin while also maintaining expense controls and developing non-interest income streams. By constantly striving to build a well-structured balance sheet, we seek to increase profitability and improve our return on average assets, return on average equity and efficiency ratio. We believe that, as the economy continues to improve, our focus on maximizing our net interest margin and minimizing our efficiency ratio while maintaining credit quality controls will translate into continued and improving profitability and shareholder returns. We are committed to enhancing these levels of profitability by focusing on our core competencies of commercial lending and core deposit gathering. We believe that we have the infrastructure currently in place, such as technology, support staff and administration, to support expansion with limited associated noninterest expense increases.

Provide a Distinctive Client Experience. Our markets have been subject to consolidation of local community banks primarily by larger, out-of-state financial institutions. We believe there is a large client base in our markets that prefers doing business with a local institution and may be dissatisfied with the service offered by national and larger regional banks. We believe that the exceptional level of professional service provided to our clients as a result of our ClientFIRST model provides us with a distinct competitive advantage over our local competitors. We also believe that technology innovation will continue to play a critical role in retaining clients and winning new business. We believe that our current mobile banking, on-line banking and cash management offerings are industry-leading solutions amongst community banks. Through the first nine months of 2014, 77% of deposits were acquired through our office network, 22% came through the commercial remote deposit capture channel and the remaining 1% came through consumer mobile deposits. In comparison, during the first nine months of 2013, 83% of deposits were acquired through our office network and the remaining 17% came through the commercial remote deposit capture channel. We believe that the volume in remote deposit capture and mobile deposit channels will continue to increase over time as more clients become acquainted with the convenience these services provide. By delivering superior professional service through our ClientFIRST model, coupled with our deep understanding of our markets and our commitment to providing the latest technology solutions to meet our clients’ banking needs, we believe that we can attract new clients and expand our total loans and deposits.

Maintain a Rigorous Risk Management Infrastructure. As we grow, one of our top priorities is to continue to build a robust enterprise risk management infrastructure. We believe effective risk management requires a culture of risk management and governance throughout the Company. The legislative and regulatory landscape continues to quickly evolve, so we are continually performing risk assessments throughout the organization and re-allocating resources where appropriate. We will continue to add new resources and technology investments to help enhance all of our risk management processes throughout the Bank. Our risk management success is exemplified by our historic credit risk management and disciplined underwriting practices, which have enabled us to successfully grow our balance sheet while maintaining strong credit quality metrics. We do not reduce our credit standards or pricing discipline to generate new loans. In addition, we are heavily focused on compliance risk and cybersecurity risk, as both of these risks have increased since our inception. Our management team continually analyzes emerging fraud and security risks and utilizes tools, strategies and policies to manage risk while delivering an optimal and appropriate client experience. We believe our risk management structure allows our board and senior management to maintain effective oversight of our risks to ensure that our personnel are following prudent and appropriate risk management practices resulting in strong loan quality and minimal loan losses.

Attract Talented Banking Professionals With A “ClientFIRST” Focus. We believe that our ability to attract and retain banking professionals with strong community relationships and significant knowledge of our markets will continue to drive our success and grow our business in an efficient manner. By focusing on experienced, established bankers who deliver exceptional client service through our ClientFIRST model, we believe we can enhance our market position and add profitable growth opportunities. We believe that the strength of our exceptional client service and relationship banking approach will continue to help us attract these new bankers. In recent years, we have invested in our internal infrastructure, including support and back office personnel, and we believe that we can continue to add experienced frontline bankers to our existing markets, which will drive our efficient growth.

We will continue to expand our franchise, but only in a controlled manner. We may choose to open new locations, but only after rigorous due diligence and substantial quantitative analysis regarding the financial and capital impacts of such investments. We may also choose to enter new, metropolitan markets contiguous to, or nearby, our current South Carolina footprint, but only after careful study and the identification and vetting of a local, senior level banking team with significant experience and reputational strength in that market. We have not yet supplemented our historic strategy of organic deposit and loan growth with traditional mergers or acquisitions. We evaluate potential acquisition opportunities that we believe would be complementary to our business as part of our growth strategy. However, we have not yet identified any specific acquisition opportunity that meets our strict requirements and do not have any immediate plans, arrangements or understandings relating to any acquisition. Furthermore, we do not believe an acquisition is necessary to successfully drive our growth and execute our ClientFIRST model.

Our Financial Performance

We measure our financial performance in three primary ways: earnings metrics, growth attributes and asset quality ratios. All three of these categories are interdependent and equally important in our view of building value for our shareholders. Due to our simple and efficient ClientFIRST model, our attractive South Carolina markets and our experienced management team, we continue to deliver profitable results. We also reached $1.0 billion in assets within 15 years of starting our Bank solely through organic growth, one client at a time. Our talented and experienced banking team continues to build client relationships and we are excited to see strong growth in each of our three markets, while maintaining strong asset quality. Further information regarding our earnings metrics, growth attributes and asset quality ratios is contained in the tables below. Our Selected Historical Financial Data on page S-13 also includes detailed results of operations for the Company for the years ended 2009-2013 and the three months ended September 30, 2014 and 2013.

Earnings Metrics. As noted above, we have consistently delivered profitable results. Net income available to common shareholders for the third quarter of 2014 was $1.6 million, a 28% increase over the third quarter of 2013. The following table illustrates our earnings over the past five quarters:

	Quarter Ended
	30-Sep 2014	30-Jun 2014	31-Mar 2014	31-Dec 2013	30-Sep 2013
Earnings ($ in thousands, except per share data)
Net income	$1,826	$1,566	$1,250	$1,439	$1,419
Net income available to common shareholders	1,573	1,313	1,057	1,248	1,228
Earnings per common share, diluted	0.31	0.26	0.22	0.27	0.27

We view this offering as a means to improve our capital structure and our net income available to common shareholders by redeeming the remaining outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”) that were issued to the U.S. Treasury pursuant to the U.S. Treasury’s Capital Purchase Program. Since July of 2012, we have redeemed shares of the Series T Preferred Stock with a cumulative par value of $6.1 million, thus reducing the balance to shares with a par value of $11.2 million. The Series T Preferred Stock is entitled to cumulative dividends at a rate of 9% per annum resulting in approximately $1.0 million of dividend expense annually. Subject to regulatory approval, we intend to use a substantial portion of the net proceeds from this offering to repurchase all of the remaining outstanding shares of Series T Preferred Stock at an aggregate repurchase price of approximately $11.2 million plus accrued and unpaid dividends to the date of repurchase. We have received regulatory approval to repurchase the remaining outstanding shares of Series T Preferred Stock subject to the closing of this offering for a minimum of $15.6 million in gross proceeds.

Growth Attributes. Despite ongoing challenges presented by the economic, regulatory and competitive environment in which we operate, we have achieved impressive growth in both retail deposits and organic loans in each of our three markets by leveraging our ClientFIRST relationship model to deepen current client relationships and attract new client relationships. Our loan balances have increased 18% to $832.7 million as of September 30, 2014 compared to $705.4 million at September 30, 2013. Likewise our retail deposits have increased 22% to $698.7 million as of September 30, 2014 compared to $573.7 million at September 30, 2013. One of our growth goals is to continue to fund our loan demand with local retail deposits in our three markets. We are proud of our growth results through September 30, 2014 as seen in the table below:

Market	YTD 2014 Loan Growth	Annualized Growth Rate	YTD 2014 Retail Deposit Growth	Annualized Growth Rate
	(Dollars in Thousands)		(Dollars in Thousands)
Greenville	$43,192	10.8%	$41,108	12.5%
Columbia	23,683	24.5%	12,284	12.1%
Charleston	32,191	59.9%	28,379	88.5%

Total	$99,066	18.1%	$81,771	17.7%

Asset Quality Ratios. We emphasize a disciplined credit culture based on intimate client and market knowledge and sound underwriting standards. The results of our focus on credit quality are evidenced by a ratio of non-performing assets to total assets of 1.14% at September 30, 2014 and 1.07% at December 31, 2013, and a net charge-offs to average total loans ratio of 0.37% annualized for the nine months ended September 30, 2014 and 0.34% for the year ended December 31, 2013. Our ratio of allowance for loan losses to total loans was 1.36% at September 30, 2014 and 1.39% at December 31, 2013, while our ratio of allowance for loan losses to non-performing loans was 141.99% at September 30, 2014 and 122.50% at December 31, 2013.

Performance As Compared To Our Peers. While we hold ourselves to high standards of performance with respect to shareholder returns, we also measure our performance against the broad market of community banks, and a regional peer group comprised of community bank holding companies in the Southeast. More specifically, our comparative financial performance analysis described herein measures our results in relation to:

•	The nationwide community banking industry (defined as all publicly traded and privately held commercial bank holding companies with total assets between $500 million and $2.5 billion),(1) and

•	A group of 12 publicly traded community bank holding companies in the Southeast.(2)

As shown on the following table, our business strategy has resulted in growth rates that exceed most of our competitors and peers, while maintaining disciplined credit culture. As we have noted above, our simple, efficient business model results in an efficiency ratio that is also lower than peers.

(1)	Our selected nationwide community bank holding company group (Nationwide Community BHC) consists of the 803 commercial bank holding companies throughout the U.S. with total assets between $500 million and $2.5 billion.

(2)	Our selected group of 12 Southeast community commercial bank holding companies (Southeast Region Peer Group) consists of: NewBridge Bancorp (NBBC), Park Sterling Corporation (PSTB), Yadkin Financial Corporation (YDKN), Southeastern Bank Financial Corporation (SBFC), Heritage Financial Group, Inc. (HBOS), American National Bankshares, Inc. (AMNB), Palmetto Bancshares, Inc. (PLMT), Monarch Financial Holdings, Inc. (MNRK), Carolina Financial Corporation (CARO), Valley Financial Corporation (VYFC), First Community Corporation (FCCO), and Southcoast Financial Corporation (SOCB).

	Southern First Bancshares, Inc. (SFST)		Nationwide Community BHC	Southeast Region Peer Group
Three Year Compounded Annual Growth Rate (1):	30-Sep 2014	30-Jun 2014
Gross Loans	12.10%	12.04%	5.32%	5.27%
Total Deposits	11.69%	10.33%	4.51%	6.34%

Last-Quarter-Annualized Operating Metrics (1):
Return on Average Assets	0.74%	0.65%	0.82%	0.74%
Return on Average Equity	9.86%	8.80%	8.44%	7.19%
Efficiency Ratio	60.35%	65.86%	68.0%	70.4%
NPAs/Assets (2)	1.14%	1.40%	0.91%	1.05%

Source: SNL Financial

(1)	Three-year period ended June 30, 2014, except as otherwise noted.

(2)	NPAs/Assets = (nonaccrual loans + OREO)/total assets.

We believe that our simple and efficient ClientFIRST model, coupled with our attractive markets and experienced and dedicated management team, board of directors and employees, will allow us to continue our profitable and fundamentally sound growth while facilitating value creation for our shareholders.

Recent Developments

On October 31, 2014, we announced our financial results for the quarter ended September 30, 2014. These results are unaudited and are subject to the risks and uncertainties relating to our business described under “Risk Factors” in this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Our net income increased 28.7%, or $407,000, to $1.8 million for the third quarter of 2014 compared to $1.4 million in the third quarter of 2013. After our dividend payment to our preferred shareholders, net income to common shareholders was $1.6 million, or diluted earnings per common share of $0.31, for the third quarter of 2014 as compared to net income to common shareholders of $1.2 million, or diluted earnings per common share of $0.27, for the same period in 2013. The increase in net income resulted primarily from increases in net interest income and noninterest income, partially offset by an increase in noninterest expense.

Our net income increased 26.1%, or $962,000, to $4.6 million for the nine months ended September 30, 2014 compared to $3.7 million for the nine months ended September 30, 2013. After our dividend payment to our preferred shareholders, net income to common shareholders was $3.9 million, or diluted earnings per common share of $0.79, for the nine months ended September 30, 2014 as compared to net income to common shareholders of $3.1 million, or diluted earnings per common share of $0.71, for the same period in 2013. The increase in net income resulted primarily from increases in net interest income and noninterest income, partially offset by increases in the provision for loan losses and noninterest expense.

Net interest income, the largest component of our income, was $8.5 million for the three month period ended September 30, 2014 and $7.4 million for the three months ended September 30, 2013, a $1.1 million, or 15.3%, increase during the third quarter of 2014. The increase in net interest income is due to a $1.2 million increase in interest income, partially offset by a $25,000 increase in interest expense. Driving the increase in interest income during the 2014 period was a $135.2 million increase in average earning assets compared to the third quarter of 2013. Our net interest margin, on a tax-equivalent basis, was 3.66% for the three months ended September 30, 2014 compared to 3.73% for the same period in 2013. The decrease in net interest margin as compared to the same period in 2013 was driven primarily by a 19 basis point reduction in the yield of our interest-earning assets, offset in part by an 11 basis point reduction in the cost of our interest-bearing liabilities.

Net interest income for the nine months ended September 30, 2014 was $24.2 million compared to $21.4 million for the first nine months ended September 30, 2013, a $2.8 million, or 13.3%, increase during the first nine months of 2014 compared to the same period in 2013. The increase in net interest income is due to a $2.6 million increase in interest income, combined with a $201,000 decrease in interest expense. The $111.1 million increase in average earning assets during the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013 was the primary driver of the increase in net interest income during the 2014 period. Our net interest margin, on a tax-equivalent basis, was 3.67% for the nine months ended September 30, 2014 compared to 3.71% for the nine months ended September 30, 2013. The four basis point decrease in net interest margin during the nine months ended September 30, 2014 was driven primarily by a 19 basis point reduction in the yield on our interest-earning assets, partially offset by 15 basis point reduction in the cost of our interest bearing liabilities compared to the same period in 2013.

Noninterest income was $1.6 million and $1.1 million for the three months ended September 30, 2014 and 2013, respectively. For the nine months ended September 30, 2014 and 2013, noninterest income was $4.0 million and $2.8 million, respectively. The increase in noninterest income during the three and nine month periods ended September 30, 2014 relates primarily to increases in loan fee income and other income, as well as a $230,000 gain on sale of investment securities, which occurred during the second quarter of 2014. A significant portion of our loan fee income, which was $820,000 and $1.7 million for the three and nine months ended September 30, 2014, respectively, relates to income derived from mortgage originations. Comparatively, mortgage origination income was $357,000 and $816,000 for the three and nine months ended September 30, 2013, respectively.

Noninterest expense was $6.1 million and $5.5 million for the three months ended September 30, 2014 and 2013, respectively, and $18.2 million and $16.0 million for the nine months ended September 30, 2014 and 2013, respectively. The increase in noninterest expense during the 2014 periods relates primarily to increases in salaries and benefits and other noninterest expense.

During the third quarter of 2014, we recorded total credit costs of $1.4 million compared to $799,000 during the third quarter of 2013. The $1.4 million in credit costs during the third quarter of 2014 related primarily to the $1.3 million provision for loan losses, combined with expenses of $71,000 related to the sale and management of other real estate owned. In addition, net loan charge-offs for the third quarter of 2014 were $1.1 million, or 0.54% of average loans on an annual basis, and related primarily to three commercial relationships. Comparatively, the $799,000 in credit costs during the third quarter of 2013 related primarily to the provision for loan losses, combined with $25,000 of expenses related to the sale and management of other real estate owned.

For the nine months ended September 30, 2014, total credit costs were $3.4 million, consisting of a $3.3 million provision for loan losses and expenses of $96,000 for the sale and management of other real estate owned. For the nine months ended September 30, 2013, total credit costs were $2.7 million, consisting of a $2.7 million provision for loan losses and expenses of $30,000 from the sale and management of other real estate owned. Our allowance for loan losses was $11.3 million, or 1.36% of loans, at September 30, 2014 which provides approximately 142% coverage of nonaccrual loans, compared to $9.8 million, or 1.39% of loans, at September 30, 2013.

Our total assets surpassed the $1.0 billion milestone at September 30, 2014. On such date, we had total assets of $1.0 billion, a 13.1% increase from total assets of $890.8 million at December 31, 2013. The largest components of our total assets are net loans and securities which were $821.4 million and $63.4 million, respectively, at September 30, 2014. Comparatively, our net loans and securities totaled $723.4 million and $73.6 million, respectively, at December 31, 2013. Our deposits were $772.8 million and $680.3 million at September 30, 2014 and December 31, 2013, respectively, which is an annualized growth rate of 18.1%. Our liabilities and shareholders’ equity at September 30, 2014 totaled $934.0 million and $73.6 million, respectively, compared to liabilities of $825.2 million and shareholders’ equity of $65.7 million at December 31, 2013. As of September 30, 2014, our capital ratios continue to exceed the regulatory requirements for a “well capitalized” institution.

Nonperforming assets were $11.5 million, or 1.14% of total assets, as of September 30, 2014. Comparatively, nonperforming assets were $13.6 million, or 1.40%, at June 30, 2014, and $10.1 million, or 1.19%, at September 30, 2013. Of the $11.5 million in total nonperforming assets as of September 30, 2014, nonperforming loans represent $8.0 million and other real estate owned represents $3.5 million. Classified assets improved to 25% of tier 1 capital plus the allowance for loan losses at September 30, 2014, compared to 31% at September 30, 2013.

Additional Information

Our principal executive offices are located at 100 Verdae Blvd., Greenville, South Carolina 29607, and the telephone number is (864) 679-9000. Our website is www.southernfirst.com. The information on our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

THE OFFERING

Issuer	Southern First Bancshares, Inc.

Shares offered	1,200,000 shares of common stock, par value $0.01 per share(1)

Offering price	$14.40 per share

Over-allotment option
We have granted the underwriter an option to purchase up to an additional 180,000 shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

Shares outstanding after completion of the offering	6,035,674(2)

Use of proceeds
Subject to regulatory approval, we intend to use a substantial portion of the proceeds of the offering to repurchase all of our Series T Preferred Stock. We have received regulatory approval to repurchase the remaining outstanding shares of Series T Preferred Stock subject to the closing of this offering for a minimum of $15.6 million in gross proceeds. However, if we were to conclude that it is not in the best interests of the Company and our shareholders to repurchase the Series T Preferred Stock, then we may decide to use the proceeds of this offering that would otherwise have been used for the repurchase of the Series T Preferred Stock instead for general corporate purposes, including contributing a portion of the proceeds to the Bank as additional capital to support organic growth or reducing our outstanding Company debt. See “Use of Proceeds” on page S-19.

Trading market	Our common stock is traded on The NASDAQ Global Market.

Trading symbol	SFST

Dividends and distributions
We have not declared or paid any cash dividends on our common stock since our inception. For the foreseeable future, we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. For additional information, see “Risk Factors — Risks Related to Our Common Stock and this Offering” and “Market for Common Stock and Our Dividend Policy.”

Risk factors
Investing in our common stock involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-15 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock.

(1)	The number of shares offered assumes that the underwriter’s over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell 1,380,000 shares.

(2)	The number of shares outstanding after the offering is based on 4,835,674 shares of common stock outstanding as of November 5, 2014, and excludes 180,000 shares issuable pursuant to the exercise of the underwriter’s over-allotment option. It also excludes an aggregate of 663,305 shares reserved for issuance under our equity compensation plans subject to outstanding awards.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the Company as of and for each of the five years ended December 31, 2013 (which has been derived from our audited consolidated financial statements), and as of and for the three months ended September 30, 2014 and 2013. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2014, which have been filed with the SEC and are incorporated by reference in this prospectus supplement. Information for the three-month periods ended September 30, 2014 and 2013 is derived from unaudited interim financial statements and has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the three-month period ended September 30, 2014 do not necessarily indicate the results that may be expected for any future period or for the full year.

	Three months ended September 30,		Years Ended December 31,
(dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
BALANCE SHEET DATA
Total assets	$1,007,553	849,890	890,831	797,998	767,745	736,490	719,297
Investment securities	63,391	77,636	73,556	86,016	108,584	72,853	94,633
Loans(1)	832,722	705,447	733,656	643,890	596,963	572,392	574,269
Allowance for loan losses	11,305	9,816	10,213	9,091	8,925	8,386	7,760
Intangible assets	—	—	—	—	—	—	—
Deposits	772,760	607,052	680,319	576,299	562,912	536,296	494,084
FHLB advances and other borrowings	139,600	154,100	124,100	124,100	122,700	122,700	146,950
Junior subordinated debentures	13,403	13,403	13,403	13,403	13,403	13,403	13,403
Common equity	62,350	49,477	50,366	47,826	45,943	42,899	43,785
Preferred stock	11,242	15,299	15,299	16,299	16,596	16,317	16,056
Total shareholders’ equity	73,592	64,776	65,665	64,125	62,539	59,216	59,841
SELECTED RESULTS OF OPERATIONS DATA
Interest income	$10,253	9,100	36,118	34,698	35,142	35,529	36,177
Interest expense	1,762	1,737	7,097	8,702	11,854	15,317	16,895
Net interest income	8,491	7,363	29,021	25,996	23,288	20,212	19,282
Provision for loan losses	1,325	775	3,475	4,550	5,270	5,610	4,310
Net interest income after provision for loan losses	7,166	6,588	25,546	21,446	18,018	14,602	14,972
Noninterest income	1,560	1,055	3,802	3,762	2,770	3,045	2,185
Noninterest expenses	6,066	5,510	21,812	19,513	17,867	16,564	15,393
Income before income tax expense	2,660	2,133	7,536	5,695	2,921	1,083	1,764
Income tax expense	834	714	2,416	1,833	833	193	345
Net income	1,826	1,419	5,120	3,862	2,088	890	1,419
Preferred stock dividends	253	191	771	840	865	865	730
Discount accretion (2)	—	—	—	360	279	260	200
Redemption of preferred stock	—	—	(20)	(96)	—	—	—
Net income (loss) available to common shareholders (2)	$1,573	1,228	4,369	2,758	944	(235)	489
PER COMMON SHARE DATA (2)(3)
Basic	$0.33	0.29	1.02	$0.65	0.22	(0.06)	0.06
Diluted	0.31	0.27	0.98	0.64	0.22	(0.06)	0.06
Book value	12.91	11.47	11.66	11.26	10.93	10.25	10.63
Weighted average number of common shares outstanding:
Basic, in thousands	4,830	4,272	4,280	4,230	4,201	4,179	4,066
Diluted, in thousands	5,046	4,490	4,459	4,340	4,287	4,179	4,101
SELECTED FINANCIAL RATIOS
Performance Ratios:
Return on average assets	0.74%	0.67%	0.61%	0.50%	0.28%	0.12%	0.20%
Return on average equity	9.86%	8.74%	7.88%	6.03%	3.40%	1.47%	2.51%
Return on average common equity (2)	10.14%	9.92%	8.81%	5.79%	2.10%	(0.53)%	1.20%
Net interest margin, tax equivalent (4)	3.66%	3.73%	3.71%	3.61%	3.30%	2.91%	2.84%
Efficiency ratio (5)	60.35%	65.45%	66.45%	65.57%	68.57%	71.22%	71.25%
Asset Quality Ratios:
Nonperforming assets to loans (1)	1.38%	1.43%	1.29%	1.53%	2.33%	2.61%	2.69%
Nonperforming assets to total assets	1.14%	1.19%	1.07%	1.24%	1.82%	2.03%	2.15%
Net charge-offs to average loans (YTD annualized)	0.37%	0.38%	0.34%	0.71%	0.81%	0.86%	0.63%
Allowance for loan losses to nonperforming loans	141.99%	115.54%	122.50%	111.32%	86.96%	89.92%	66.09%
Allowance for loan losses to loans	1.36%	1.39%	1.39%	1.41%	1.49%	1.47%	1.35%
Holding Company Capital Ratios:
Total risk-based capital ratio	11.77%	12.48%	12.22%	13.05%	13.32%	13.49%	13.26%
Tier 1 risk-based capital ratio	10.52%	11.23%	10.96%	11.80%	12.07%	12.24%	12.01%
Leverage ratio	8.84%	9.33%	9.13%	9.65%	9.62%	9.81%	9.97%
Common equity tier 1 ratio (6)	7.57%	7.18%	7.09%	7.25%	7.27%	7.32%	7.18%
Common equity(2)(7)	6.19%	5.82%	5.65%	5.99%	5.98%	5.82%	6.09%
Growth Ratios (8):
Change in assets	18.55%	8.90%	11.63%	3.94%	4.24%	2.39%	3.80%
Change in loans	18.04%	10.97%	13.94%	7.86%	4.29%	(0.33)%	1.35%
Change in deposits	27.30%	5.68%	18.05%	2.38%	4.96%	8.54%	5.23%
Change in net income to common shareholders	28.09%	45.84%	58.41%	192.16%	nm	nm	(73.60)%
Change in earnings per common share — diluted	14.81%	42.11%	53.13%	190.91%	nm	nm	(86.36)%

(1)	Excludes loans held for sale.

(2)	Amounts and ratios for 2009 and 2010 periods have been restated for a correction of an error which was not material to the interim or annual financial statements.

(3)	Adjusted for all years presented giving retroactive effect to 10% stock dividends in 2011, 2012, and 2013.

(4)	The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

(5)	Noninterest expense divided by the sum of net interest income and noninterest income.

(6)	The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

(7)	The common equity ratio is calculated as total equity less preferred stock divided by total assets.

(8)	Ratios for periods ended September 30 are calculated based upon the twelve month periods ended September 30, 2014 and September 30, 2013, respectively.

RISK FACTORS

An investment in our common stock involves significant risks. You should consider carefully the risk factors described below and the risk factors concerning our business included in our Quarterly Report on Form 10-Q for the period ended September 30, 2014, together with all of the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations. If any of the matters included in the following information about risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or a substantial part of your investment.

Risks Related to Our Common Stock and this Offering

Our ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

The Federal Reserve has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. In addition, the Company cannot pay cash dividends on its common stock during any calendar quarter unless full dividends on the Series T Preferred Stock for the dividend period ending during the calendar quarter have been declared and the Company has not failed to pay a dividend in the full amount of the Series T Preferred Stock with respect to the period in which such dividend payment in respect of its common stock would occur. Further, under the prompt corrective action regulations, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of the Company to pay dividends or otherwise engage in capital distributions.

Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company. As a South Carolina chartered bank, the Bank is subject to limitations on the amount of dividends that it is permitted to pay. Unless otherwise instructed by the S.C. Board, the Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the S.C. Board. The FDIC also has the authority under federal law to enjoin a bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances. If our Bank is not permitted to pay cash dividends to the Company, it is unlikely that we would be able to pay cash dividends on our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, and if declared by our board of directors.

Our stock price may be volatile, which could result in losses to our investors and litigation against us.

Our stock price has been volatile in the past and several factors could cause the price to fluctuate substantially in the future. These factors include but are not limited to: actual or anticipated variations in earnings, changes in analysts’ recommendations or projections, our announcement of developments related to our businesses, operations and stock performance of other companies deemed to be peers, new technology used or services offered by traditional and non-traditional competitors, news reports of trends, irrational exuberance on the part of investors, new federal banking regulations, and other issues related to the financial services industry. Our stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market declines or market volatility in the future, especially in the financial institutions sector, could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices. Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Moreover, in the past, securities class action lawsuits have been instituted against some companies following periods of volatility in the market price of its securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources from our normal business.

There can be no assurances that we will repurchase the Series T Preferred Stock, and we have broad discretion in using/applying the net proceeds from this offering and could be adversely affected if we fail to use the funds effectively.

We intend to use a significant portion of the net proceeds from this offering to repurchase all of our Series T Preferred Stock. We have received regulatory approval to repurchase the remaining outstanding shares of Series T Preferred Stock subject to the closing of this offering for a minimum of $15.6 million in gross proceeds. However, if we were to conclude that it is not in the best interests of the Company and our shareholders to repurchase the Series T Preferred Stock, then we may decide to use the proceeds of this offering that would otherwise have been used for the repurchase of the Series T Preferred Stock instead for general corporate purposes, including contributing a portion of the proceeds to the Bank as additional capital to support organic growth. As a result, we have significant flexibility in applying the net proceeds of this offering and our failure to apply these funds effectively could adversely affect our business by reducing our return on equity and inhibiting our abilities to expand and/or raise additional capital in the future.

In addition, if we do not repurchase all of the outstanding shares of the Series T Preferred Stock using the net proceeds from this offering, we will continue to be required to pay dividends on the Series T Preferred Stock at a rate of 9.0% per annum. Any dividends on the Series T Preferred Stock will reduce the net income available to common shareholders and our earnings per common share. The Series T Preferred Stock would also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company.

Future sales of our stock by our shareholders or the perception that those sales could occur may cause our stock price to decline.

Although our common stock is listed for trading on The NASDAQ Global Market, the trading volume in our common stock is lower than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the relatively low trading volume of our common stock, significant sales of our common stock in the public market, or the perception that those sales may occur, could cause the trading price of our common stock to decline or to be lower than it otherwise might be in the absence of those sales or perceptions.

Economic and other circumstances may require us to raise capital at times or in amounts that are unfavorable to us. If we have to issue shares of common stock, they will dilute the percentage ownership interest of existing shareholders and may dilute the book value per share of our common stock and adversely affect the terms on which we may obtain additional capital.

We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments or to strengthen our capital position. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control and our financial performance. We cannot provide assurance that such financing will be available to us on acceptable terms or at all, or if we do raise additional capital that it will not be dilutive to existing shareholders.

If we determine, for any reason, that we need to raise capital, subject to applicable NASDAQ rules, our board generally has the authority, without action by or vote of the shareholders, to issue all or part of any authorized but unissued shares of stock for any corporate purpose, including issuance of equity-based incentives under or outside of our equity compensation plans. Additionally, we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or from the perception that such sales could occur. If we issue preferred stock that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of our common stock could be adversely affected. Any issuance of additional shares of stock will dilute the percentage ownership interest of our shareholders and may dilute the book value per share of our common stock. Shares we issue in connection with any such offering will increase the total number of shares and may dilute the economic and voting ownership interest of our existing shareholders.

Provisions of our articles of incorporation and bylaws, South Carolina law, and state and federal banking regulations, could delay or prevent a takeover by a third party.

Our articles of incorporation and bylaws could delay, defer, or prevent a third party takeover, despite possible benefit to the shareholders, or otherwise adversely affect the price of our common stock. Our governing documents:

•	authorize a class of preferred stock that may be issued in series with terms, including voting rights, established by the board of directors without shareholder approval;

•	authorize 10,000,000 shares of common stock and 10,000,000 shares of preferred stock that may be issued by the board of directors without shareholder approval;

•	classify our board with staggered three year terms, preventing a change in a majority of the board at any annual meeting;

•	require advance notice of proposed nominations for election to the board of directors and business to be conducted at a shareholder meeting;

•	grant the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and our shareholders, to take into account the effect of the transaction on the employees, clients and suppliers of our Company and upon the communities in which offices of the Company are located, to the extent permitted by South Carolina law;

•	provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members; and

•	provide that no individual who is or becomes a “business competitor” or who is or becomes affiliated with, employed by, or a representative of any individual, corporation, or other entity which the board of directors, after having such matter formally brought to its attention, determines to be in competition with us or any of our subsidiaries (any such individual, corporation, or other entity being a “business competitor”) shall be eligible to serve as a director if the board of directors determines that it would not be in our best interests for such individual to serve as a director (any financial institution having branches or affiliates within Greenville County, South Carolina is presumed to be a business competitor unless the board of directors determines otherwise).

In addition, the South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our articles of incorporation do not contain such a provision. An amendment of our articles of incorporation to that effect would, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

Finally, the Change in Bank Control Act of 1978 and the Bank Holding Company Act of 1956 generally require filings and approvals prior to certain transactions that would result in a party acquiring control of the Company or the Bank.

An investment in our common stock is not an insured deposit.

An investment in our common stock is not a bank deposit and is not insured or guaranteed by the FDIC or any other government agency. Your investment in our common stock will be subject to investment risk and you may lose all or part of your investment.

Our common stock is equity and is therefore subordinate to our existing and future indebtedness and preferred stock.

Shares of common stock are equity interests and do not constitute indebtedness. As such, shares of common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our outstanding preferred stock. The issued and outstanding shares of our Series T Preferred Stock, which we intend to redeem, have an aggregate liquidation preference of $11.2 million. Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock and we are permitted to incur additional debt. Upon liquidation, lenders and holders of our debt securities and preferred stock would receive distributions of our available assets prior to holders of our common stock.

Resales of shares of our common stock in the public market following this offering may cause their market price to fall.

We are issuing shares of our common stock in this offering. This issuance of these new shares of common stock could have the effect of depressing the market price for shares of our common stock.

USE OF PROCEEDS

Based on the sale of 1,200,000 shares of common stock at a public offering price of $14.40, we estimate that the net proceeds from the sale of our common stock in the offering, after underwriting discounts and estimated expenses, will be approximately $16.0 million. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds, after underwriting discounts and expenses, will be approximately $18.4 million. In each case, this assumes the deduction of the estimated underwriting discount as well as estimated offering expenses of $250,000.

We intend to use the proceeds of the offering to repurchase all of the Series T Preferred Stock, and to use any remainder for general corporate purposes, including contributing a portion of the proceeds to the Bank as additional capital to support organic growth. We have received regulatory approval to repurchase the remaining outstanding shares of Series T Preferred Stock subject to the closing of this offering for a minimum of $15.6 million in gross proceeds. If we repurchase all of the Series T Preferred Stock, the aggregate repurchase price will be approximately $11.2 million plus all accrued and unpaid dividends to the date of repurchase. If we were to conclude that it is not in the best interests of the Company and our shareholders to repurchase the Series T Preferred Stock, then we may decide to use the proceeds of this offering that would otherwise have been used for the repurchase of the Series T Preferred Stock instead for general corporate purposes, including contributing a portion of the proceeds to the Bank as additional capital to support organic growth or reducing our outstanding Company debt. There can be no assurance whether or when our Series T Preferred Stock will be repurchased.

The aggregate liquidation preference of our outstanding Series T Preferred Stock is $11.2 million. Cumulative dividends on the Series T Preferred Stock accrue on the liquidation preference at a rate of 9% per annum.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of September 30, 2014. Our capitalization is presented:

•	on an actual basis;

•	on an as adjusted basis to give effect to the sale of 1,200,000 shares of common stock, based on the public offering price of $14.40 per share, as if the offering had been completed as of September 30, 2014 (assuming the net proceeds of the offering are $16.0 million, after deducting the estimated underwriting discount as well as estimated offering expenses of $250,000, and the underwriter’s over-allotment option is not exercised); and

•	on an as further adjusted basis to give effect to (i) the sale of 1,200,000 shares of common stock, based on the public offering price of $14.40 per share, as if the offering had been completed as of September 30, 2014 (assuming the net proceeds of the offering are $16.0 million, after deducting the estimated underwriting discount as well as estimated offering expenses of $250,000, and the underwriter’s over-allotment option is not exercised); and (ii) the application of the net proceeds of this offering to repurchase in full 11,242 shares of our Series T Preferred Stock at a price equal to such shares’ liquidation preference plus the amount of any accrued and unpaid dividends.

The following information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2013, and the notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the unaudited consolidated financial statements and the notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Quarterly Report on Form 10-Q for the period ended September 30, 2014, incorporated by reference herein.

	September 30, 2014
	Actual	As Adjusted for this Offering(3)	As Further Adjusted for this Offering and the Intended Repurchase of Our Series T Preferred Stock(5)
Long-term Indebtedness(1)
Junior subordinated debentures(2)	$13,403	13,403	13,403

Shareholders’ Equity:
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, 11,242 issued and outstanding	$11,242	11,242	—

Common stock, par value $.01 per share, 10,000,000 shares authorized, 4,829,514 issued and outstanding (actual), and 6,029,514 shares issued and outstanding (as adjusted and as further adjusted)	48	60	60

Nonvested restricted stock	(516)	(516)	(516)
Additional paid-in capital	50,166	66,147	66,147
Accumulated other comprehensive loss	(26)	(26)	(26)
Retained earnings	12,678	12,678	12,678
Total shareholders’ equity	$73,592	$89,585	$78,343

Book value per common share	$12.91	$12.99	$12.99

Holding Company Capital Ratios:
Total risk-based capital ratio(4)	11.77%	13.45%	12.28%

Tier 1 risk-based capital ratio(4)	10.52%	12.22%	11.03%

Leverage Ratio	8.84%	10.30%	9.28%

Common equity Tier 1 ratio(4)	7.57%	9.33%	9.46%

Common equity	6.19%	7.65%	7.74%

(1)	The Company does not consider Federal Home Loan Bank advances, federal funds purchased and demand repurchase agreements to be long-term debt.

(2)	Consists of debt associated with trust preferred securities and subordinated debt in the aggregate amount of $13.4 million.

(3)	Includes 1,200,000 shares of common stock at $14.40 per share, net of the estimated underwriting discount as well as estimated offering expenses of $250,000.

(4)	As adjusted assumes net proceeds from the offering are invested in assets with a 100% risk-weighting.

(5)	Upon the repurchase of the Series T Preferred Stock, the annual dividends of approximately $1.0 million payable on the Series T Preferred Stock would be eliminated.

MARKET FOR COMMON STOCK AND OUR DIVIDEND POLICY

Our common stock is listed for trading on The NASDAQ Global Market under the symbol “SFST.” The following table sets forth the high and low closing prices for the common stock for each calendar quarter during 2012 and 2013, for the first, second and third quarters of 2014 and for the fourth quarter of 2014 through November 5, 2014 (as adjusted for the 10% stock dividends in 2012, 2013 and 2014).

The closing sales price for our common stock on November 5, 2014, as reported on The NASDAQ Global Market, was $15.11 per share. As of April 1, 2014, the most recent date records were available, there were 1,176 shareholders of record. As of October 30, 2014, the most recent date records were available, there were 666,965 shares of common stock subject to outstanding options or warrants to purchase, or securities convertible into our common stock.

	High	Low
2014:
Fourth Quarter (through November 5, 2014)	$15.11	$13.90
Third Quarter	14.25	13.60
Second Quarter	13.88	13.09
First Quarter	13.94	13.05

2013:
Fourth Quarter	$13.98	$12.81
Third Quarter	13.63	10.80
Second Quarter	11.35	10.28
First Quarter	11.26	8.41

2012:
Fourth Quarter	$9.00	$7.96
Third Quarter	8.65	7.32
Second Quarter	8.18	6.24
First Quarter	6.69	5.54

We have not declared or paid any cash dividends on our common stock since our inception. For the foreseeable future, we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. Our ability to pay cash dividends depends primarily on the ability of our Bank to pay dividends to us. As a South Carolina chartered bank, the Bank is subject to limitations on the amount of dividends that it is permitted to pay. Unless otherwise instructed by the S.C. Board, the Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the S.C. Board. The FDIC also has the authority under federal law to enjoin a bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances.

DESCRIPTION OF OUR CAPITAL STOCK

Our articles of incorporation authorize the issuance of capital stock consisting of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. See “Description of Common Stock” and “Description of Preferred Stock” on page 22 and 16, respectively, of the accompanying prospectus and the information incorporated by reference therein for additional information regarding our common stock and preferred stock.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which Sandler O’Neill & Partners, L.P. (“Sandler” or the “underwriter”) is acting as sole underwriter. We have entered into an underwriting agreement with Sandler, dated November 5, 2014, with respect to the shares of common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriter, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, all of the shares of common stock being offered by this prospectus supplement.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriter is committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are taken. However, the underwriter is not obligated to take or pay for the shares of our common stock covered by the underwriter’s over-allotment option described below, unless and until such option is exercised.

The shares of common stock are being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriter and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below.

Over-Allotment Option

We have granted the underwriter an option, exercisable no later than 30 days after the date of this prospectus supplement, which is dated the same date as the underwriting agreement, to purchase up to an aggregate of 180,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of the shares of our common stock offered by this prospectus supplement. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriter, and the underwriter will be obligated to purchase, these additional shares of common stock.

Discounts and Expenses

The underwriter proposes to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at the public offering price, less a concession not in excess of $0.5200 per share. After the public offering of the shares of our common stock, the underwriter may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Per share	Total Without Over-Allotment Exercise	Total With Over-Allotment Exercise
Public offering price	$14.400	$17,280,000	$19,872,000
Underwriting discounts payable by us	$0.864	$1,036,800	$1,192,320
Proceeds to us (before expenses)	$13.536	$16,243,200	$18,679,680

In addition to the underwriting discount, we will reimburse the underwriter for its reasonable out-of-pocket expenses incurred in connection with its engagement as underwriter, regardless of whether the offering is consummated, including, without limitation, all marketing and travel expenses and legal fees and expenses up to a maximum amount of $150,000. We estimate that the total expenses of the offering, exclusive of the underwriting discounts and commissions, will be approximately $250,000, and are payable by us.

Indemnity

We and the Bank have agreed jointly and severally to indemnify the underwriter, and persons who control the underwriter, and the underwriter’s partners, directors, officers, employees and agents against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

Lock-Up Agreements

We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s common stock or any securities convertible into or exchangeable or exercisable for common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise. The 90-day restricted period will be automatically extended if (1) during the last 15 calendar days plus three business days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 15 calendar day plus three business day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The restrictions described in the preceding paragraph will not apply with respect to: (1) the issuance by us of common stock to the underwriter pursuant to the underwriting agreement; (2) the issuance by us of shares of our common stock pursuant to the exercise of an option, warrant or convertible security outstanding on the date of the underwriting agreement and disclosed in the prospectus; (3) our issuance of shares of our common stock, or options to purchase our common stock, granted pursuant to existing employee benefit plans of the Company and disclosed in the prospectus, provided that such options shall not be vested and exercisable within the 90-day period from the date of the prospectus; (4) a bona fide gift or gifts by any of our executive officers or directors, provided that the donee or donees thereof agree to be bound in writing by the restrictions described in the preceding paragraph; (5) a transfer by any of our executive officers or directors to any trust or family limited partnership for the direct or indirect benefit of that executive officer or director or his or her immediate family, provided that the trustee of the trust or general partner of the family limited partnership, as the case may be, agrees to be bound by the restrictions described in the preceding paragraph, and provided further that any such transfer shall not involve a disposition for value; (6) pursuant to the exercise by any of our executive officers or directors of stock options that have been granted by the Company prior to, and are outstanding as of, the date of the underwriting agreement, where the common stock received upon any such exercise is held by the executive officer or director, individually or as fiduciary;

or (7) with the prior written consent of Sandler. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin, or to any entity in which that executive officer or director owns more than 50% of the voting securities, provided that the trustee of the trust or an authorized person of the entity, on behalf of the entity, agrees to be bound in writing by such restrictions and provided further that any such transfer shall not involve a disposition for value.

Sandler may, in its sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

Stabilization

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids:

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or slowing down a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In addition, in connection with this offering the underwriter may engage in passive market making transactions in our common stock on The NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Our Relationship with the Underwriter

Sandler and some of its affiliates have performed and expect to continue to perform financial advisory and investment banking services for us from time to time in the ordinary course of their business, and have received, and may continue to receive, compensation for such services.

Our common stock is being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for the underwriter and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Nelson Mullins Riley & Scarborough, LLP, Greenville, South Carolina. Alston & Bird LLP will pass upon certain legal matters for Sandler.

EXPERTS

The financial statements of the Company incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of Elliott Davis, LLC, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this prospectus) by contacting Michael D. Dowling, Chief Financial Officer, Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29606, telephone (864) 679-9000 or from our Internet website at www.southernfirst.com under the “Investor Relations” tab.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement from the documents listed below that we have previously filed with the SEC (file no. 000-27719). This means that we can disclose important information to you by referring you to another document without restating that information in this prospectus supplement. Any information incorporated by reference into this prospectus supplement is considered to be part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede, any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 4, 2014;

(b)	Those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2014 that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013;

(c)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2014 filed with the SEC on May 5, 2014, August 4, 2014 and October 31, 2014;

(d)	Our Current Reports on Form 8-K filed with the SEC on January 28, 2014, May 21, 2014, June 9, 2014 and November 6, 2014;

(e)	Description of our common stock in our Registration Statement on Form S-3 filed with the SEC on February 19, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents that we file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering will also be deemed to be incorporated by reference. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus supplement from the date of their filing. These documents include periodic reports such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus supplement or the accompanying prospectus. This prospectus supplement is dated November 6, 2014. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than that date.

PROSPECTUS

$50,000,000
Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Purchase Contracts
Units
Warrants
Rights

We may offer and sell, from time to time, in one or more offerings, any combination of debt and equity securities that we describe in this prospectus. The aggregate amount of the securities offered by us under this prospectus will not exceed $50,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Shares of our common stock are traded on the NASDAQ Global Market under the symbol “SFST”. The closing sale price of our common stock as reported on the NASDAQ Global Market on February 14, 2014 was $13.55 per share.

We may sell the securities to underwriters or dealers, through agents, or directly to investors, or a combination of these methods. We will set forth the names of any underwriters or agents in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are unsecured and are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our securities involves a high degree of risk. See the section “Risk Factors” on page 3 of this prospectus, as well as in any supplements to this prospectus.

This prospectus is dated February 28, 2014.

About this Prospectus	1
Incorporation of Certain Information by Reference	2
Risk Factors	3
Special Note Regarding Forward-Looking Statements	4
Prospectus Summary	6
Southern First Bancshares, Inc.	8
Use of Proceeds	8
Plan of Distribution	8
Description of Debt Securities	11
Description of Preferred Stock	16
Description of Depositary Shares	19
Description of Common Stock	22
Description of Purchase Contracts	23
Description of Units	23
Description of Warrants	23
Description of Rights	25
Anti-Takeover Effects of Certain Articles of Incorporation Provisions	26
Validity of Securities	27
Experts	27
Where You Can Find More Information	28

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may issue and sell to the public, either separately or together, any part or all of the securities described in the registration statement, at any time and from time to time, in one or more public offerings, up to an aggregate amount of $50,000,000 of our debt securities, preferred stock, depositary shares, common stock, purchase contracts, units, warrants, or rights consisting of two or more securities. We may also issue common stock or preferred stock upon conversion, exchange or exercise of any of the securities mentioned above. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” below.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information” below.

We may sell the securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. See “Plan of Distribution” below. A prospectus supplement (or pricing supplement), which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

You should rely only on the information contained in this prospectus, any prospectus supplement (or pricing supplement) and the documents we have incorporated by reference. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement (or pricing supplement) or a future filing with the SEC incorporated by reference in this prospectus. No person has been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to sell or to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

Unless the context requires otherwise, references to “Southern First Bancshares, Inc.”, the “Company”, “we”, “our”, “ours” and “us” are to Southern First Bancshares, Inc. and its subsidiaries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of the securities covered by this prospectus, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein):

•	Our Annual Reports on Form 10-K and Form 10-K/A for the year ended December 31, 2012, filed with the SEC on March 5, 2013 and March 6, 2013, respectively;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, filed with the SEC on May 6, 2013, August 6, 2013, and November 5, 2013, respectively; and

•	Our Current Reports on Form 8-K filed with the SEC on January 10, 2013, April 2, 2013, May 22, 2013, October 3, 2013, and January 28, 2014, and Current Report on Form 8-K/A filed with the SEC on October 16, 2013.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to Attn: Michael D. Dowling, Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina, 29606. Telephone requests for copies should be directed to Mr. Dowling at (864) 679-9070.

We maintain an Internet website at www.southernfirst.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

RISK FACTORS

Investing in the securities involves risk. Please see the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, along with the disclosure related to the risk factors contained in any of the Company’s subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus and any prospectus supplement. The risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus, including information incorporated herein by reference, which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. We caution readers that forward-looking statements are estimates reflecting our judgment based on current information, and are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the matters described in the “Risk Factors” of this prospectus and the following:

•	Credit losses as a result of declining real estate values, increasing interest rates, increasing unemployment, changes in payment behavior or other factors;

•	Credit losses due to loan concentration;

•	Changes in the amount of our loan portfolio collateralized by real estate and weaknesses in the real estate market;

•	Restrictions or conditions imposed by our regulators on our operations;

•	Increases in competitive pressure in the banking and financial services industries;

•	Changes in the interest rate environment which could reduce anticipated or actual margins;

•	Changes in political conditions or the legislative or regulatory environment, including governmental initiatives affecting the financial services industry;

•	Changes in economic conditions resulting in, among other things, a deterioration in credit quality;

•	Changes occurring in business conditions and inflation;

•	Changes in access to funding or increased regulatory requirements with regard to funding;

•	Increased cybersecurity risk, including potential business disruptions or financial losses;

•	Changes in deposit flows;

•	Changes in technology;

•	The adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;

•	Examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or write-down assets;

•	Changes in monetary and tax policies;

•	Changes in accounting policies and practices;

•	The rate of delinquencies and amounts of loans charged-off;

•	The rate of loan growth in recent years and the lack of seasoning of a portion of our loan portfolio;

•	Our ability to maintain appropriate levels of capital and to comply with our capital ratio requirements;

•	Our ability to attract and retain key personnel;

•	Our ability to retain our existing clients, including our deposit relationships; and

•	Adverse changes in asset quality and resulting credit risk-related losses and expenses.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are incorporated by reference under “Risk Factors” in this prospectus and may be described in any prospectus supplement and in the “Risk Factors” and other sections of the documents that we incorporate by reference into this prospectus, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and in our other reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those anticipated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

PROSPECTUS SUMMARY

Under the shelf registration statement of which this prospectus is a part, we may sell up to $50,000,000 of securities, consisting of one or any combination or combinations of securities, described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus describes the securities that may be offered. We may offer any of the following securities or any combination of these securities from time to time:

•	debt securities;

•	preferred stock;

•	depositary shares;

•	common stock;

•	purchase contracts;

•	units;

•	warrants; and

•	rights.

This prospectus, including the following summary, describes the general terms that may apply to the securities. The specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Debt Securities

We may offer several different types of debt securities. For any particular debt securities we offer, the applicable prospectus supplement will describe the terms of the debt securities, and will include for each series of debt securities, the initial public offering price, designation, priority, aggregate principal amount (including whether determined by reference to an index), currency, denomination, premium, maturity, interest rate (including whether fixed, floating or otherwise), time of payment of any interest, any terms for mandatory or optional redemption and other terms. We will issue senior and subordinated debt under separate indentures to be entered into by and between us and a bank or trust company, or other qualified trustee, that we select to act as trustee. Debt securities may be convertible into shares of our common stock or preferred stock, as described in a prospectus supplement.

Preferred Stock and Depositary Shares

We may offer preferred stock in one or more series. The applicable prospectus supplement will describe for each offer of preferred stock the specific designation of the series offered; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the redemption, liquidation and voting rights, if any; and any other specific terms. We may also offer depositary shares, each of which would represent an interest in a fractional share of preferred stock. We will issue the depositary shares under one or more deposit agreements to be entered into between us and one or more depositaries.

Common Stock

We may also offer shares of our common stock and the applicable prospectus supplement will describe the terms of any such offer.

Purchase Contracts

We also may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock, preferred stock, depositary shares or debt securities at a future date or dates. The consideration per share of common stock, preferred stock, depositary shares or debt securities may be fixed at the time that purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

The purchase contracts may be issued separately or as a part of units with one or more other securities. These contracts, and the holders’ obligations to purchase shares of our common stock, preferred stock, depositary shares or debt securities under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock or the purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depositary shares or debt securities under the purchase contracts.

Units

We also may offer two or more of the securities described in this prospectus in the form of a “unit,” including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

Warrants

We may offer warrants to purchase our senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities, either independently or together with any other securities. For any particular warrants we offer, the applicable prospectus supplement will describe:

•	the underlying securities;

•	the expiration date;

•	the exercise price or the manner of determining the exercise price;

•	the amount and kind, or the manner of determining the amount and kind, of securities to be delivered upon exercise;

•	the date after which the warrants are separately transferable;

•	any provisions for adjustments in the exercise price or the number of securities issuable upon exercise of the warrants; and

•	any other specific terms.

We may issue the warrants under one or more warrant agreements between us and one or more warrant agents. The warrant agents will act solely as our agents in connection with the warrants and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants.

Rights

We may offer rights to our existing shareholders to purchase additional shares of our common stock or any series of our preferred stock. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of shares of common stock or preferred stock that may be purchased in connection with each right and the subscription price for the purchase of such common stock or preferred stock. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any shares of our common stock or preferred stock not subscribed for in the rights offering by existing shareholders, which will be described in the applicable prospectus supplement.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate. Our common stock is listed on the NASDAQ Global Market and trades under the symbol “SFST”.

SOUTHERN FIRST BANCSHARES, INC.

We are a bank holding company organized in 1999 and headquartered in Greenville, South Carolina. We serve as the bank holding company for Southern First Bank, which began operations in 2000. Through our bank, we offer a wide range of traditional banking products and services to individuals and small to mid-size businesses throughout our primary market areas of Greenville, Columbia, and Charleston, South Carolina, including commercial and consumer loan and deposit services, as well as mortgage services. We serve this market with a client-focused structure called relationship teams, which provides each client with a specific banker contact and support team responsible for all of the client’s banking needs. The purpose of this structure is to provide a consistent and superior level of professional service, and we believe it provides us with a distinct competitive advantage. Our principal executive offices are located at 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29606. Our telephone number is (800) 679-9000.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes. General corporate purposes may include repayment of debt or the interest payment thereon, capital expenditures, possible acquisitions, investments, and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose. We cannot predict whether the proceeds invested will yield a favorable return.

PLAN OF DISTRIBUTION

We may sell securities offered under this prospectus:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods for sale.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices. For each type and series of securities offered, the applicable prospectus supplement will set forth the terms of the offering, including, without limitation:

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the use of proceeds to us from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or re-allowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use underwriters in any sale of securities offered under this prospectus, the underwriters will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The underwriters may sell the securities directly or through underwriting syndicates managed by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. Any such underwriter will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than 8% of the gross proceeds of the sale of securities offered pursuant to this prospectus and any applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.

In connection with an offering, underwriters and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the NASDAQ Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

If we use dealers in any sale of securities offered under this prospectus, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If agents are used in any sale of securities offered under this prospectus, they will generally use their reasonable best efforts to solicit purchases for the period of their appointment. If securities offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We expect that any agreements we may enter into with underwriters, dealers and agents will include provisions indemnifying them against certain civil liabilities, including certain liabilities under the Securities Act, or providing for contributions with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities offered under this prospectus from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Sales of securities offered under this prospectus also may be effected by us from time to time in one or more types of transactions (which may, without limitation, include block transactions, special offerings, exchange distributions, secondary distributions, purchases by a broker or dealer, or other direct sales by us to one or more purchasers) on the NASDAQ Global Market or any other national securities exchange or automated trading and quotation system on which our common stock or other securities are listed, in the over-the-counter market, in transactions otherwise than on such exchanges and systems or the over-the-counter market, including negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of our common stock offered under this prospectus will be listed on the NASDAQ Global Market, subject to notice of issuance.

Each issue of a new series of debt securities, preferred stock, depositary shares, purchase contracts, units, warrants and rights will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. It has not been established whether the underwriters, if any, of the securities offered under this prospectus will make a market in these securities. If a market in any series of debt securities, preferred stock, depositary shares, purchase contracts, units, warrants and rights is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may, as described in the prospectus supplement, engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities offered under this prospectus through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time, all as described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us, may offer and sell the securities offered under this prospectus as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by or contribution from us against some civil liabilities, including liabilities under the Securities Act, and may be clients of, engage in transactions with or perform services for us in the ordinary course of business.

Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of transactions involving the securities offered under this prospectus. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered under this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Under the securities law of various states, the securities offered under this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered under this prospectus may not be offered and sold unless such state securities have been registered or qualified for sale in the state or an exemption from such registration or qualification is available and is complied with.

SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the debt securities, the preferred stock, the depositary shares, the common stock, the purchase contracts, the units, the warrants, and the rights that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under separate indentures to be entered into between us and a bank or trust company, or other trustee that is qualified to act under the Trust Indenture Act of 1939, which we select to act as trustee. A copy of the form of each indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures may be modified by one or more supplemental indentures, which we will incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the indentures and any supplemental indentures that we file with the SEC in connection with an issuance of any series of debt securities. You should read all of the provisions of the indentures, including the definitions of certain terms, as well as any supplemental indentures that we file with the SEC in connection with the issuance of any series of debt securities. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The specific terms and provisions of a series of debt securities and the extent to which the general terms and provisions may also apply to a particular series of debt securities will be described in the applicable prospectus supplement.

Since we are a holding company, our right, and accordingly, the right of our creditors and shareholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

Unless otherwise described in a prospectus supplement, the following general terms and provisions will apply to the debt securities. The securities will be not be secured by any of our assets. Neither the indentures nor the securities will limit or otherwise restrict the amounts of other indebtedness which we may incur, or the amount of other securities that we may issue. Although the total amount of debt securities we may offer under this prospectus will be limited to $50,000,000 in aggregate principal amount, the indentures do not limit the principal amount of any particular series of securities. All of the securities issued under each of the indentures will rank equally and ratably with any additional securities issued under the same indenture. The subordinated debt securities will be subordinated as described below under “Subordination.”

Each prospectus supplement will specify the particular terms of the securities offered. These terms may include:

•	the title of the securities;

•	any limit on the aggregate principal amount of the securities;

•	the priority of payments on the securities;

•	the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the securities;

•	the date or dates, or the method of determining the dates, on which the securities will mature;

•	the interest rate or rates of the securities, or the method of determining those rates;

•	the interest payment dates, the dates on which payment of any interest will begin and the regular record dates;

•	whether the securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global security, or the manner in which any interest payable on a temporary or permanent global security will be paid;

•	any terms relating to the conversion of the securities into our common stock or preferred stock or other securities offered hereby, including, without limitation, the time and place at which such securities may be converted, the conversion price and any adjustments to the conversion price and any other provisions that may applicable;

•	any covenants that may restrict our ability to create, assume or guarantee indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance, that condition or restrict our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person or that otherwise impose restrictions or requirements on us;

•	any sinking fund or similar provisions applicable to the securities;

•	any mandatory or optional redemption provisions applicable to the securities;

•	the denomination or denominations in which securities are authorized to be issued;

•	whether any of the securities will be issued in bearer form and, if so, any limitations on issuance of such bearer securities (including exchanges for registered securities of the same series);

•	information with respect to book-entry procedures;

•	whether any of the securities will be issued as original issue discount securities;

•	each office or agency where securities may be presented for registration of transfer, exchange or conversion;

•	the method of determining the amount of any payments on the securities which are linked to an index;

•	if other than U.S. dollars, the currency or currencies in which payments on the securities will be payable, and whether the holder may elect payment to be made in a different currency;

•	if other than the trustee, the identity of the registrar and/or paying agent;

•	any defeasance of certain obligations by us pertaining to the series of securities; and

•	any other specific terms of the securities, which terms may modify or delete any provision of the applicable indenture insofar as it applies to the securities offered; provided, that no terms of the indentures may be modified or deleted if they are required under the Trust Indenture Act of 1939 and that any modification or deletion of the rights, duties or immunities of an indenture trustee shall have been consented to in writing by the trustee.

Some of our debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. If the securities of that series are original issue discount securities, the holders of at least 25% in principal amount of those securities may declare the portion of the principal amount specified in the terms of that series of securities to be due and payable immediately. In either case, a written notice may be given to us, and to the trustee, if notice is given by the holders instead of the trustee. Subject to certain conditions, the declaration of acceleration may be revoked, and past defaults (except uncured payment defaults and certain other specified defaults) may be waived, by the holders of not less than a majority of the principal amount of securities of that series.

You should refer to the prospectus supplement relating to each series of securities for the particular provisions relating to acceleration of the maturity upon the occurrence and continuation of an event of default.

Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, each series of the offered securities will be issued in registered form only, without coupons. The indentures will also allow us to issue the securities in bearer form only, or in both registered and bearer form. Any securities issued in bearer form will have interest coupons attached, unless they are issued as zero coupon securities. Securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to offices of certain United States financial institutions located outside the United States.

Unless otherwise indicated in the applicable prospectus supplement, the senior debt securities and subordinated debt securities we are offering will be issued in denominations of $1,000 or an integral multiple of $1,000. No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the persons in whose names the securities are registered on the days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on a security or coupon remains unclaimed at the end of two years after such amount became due and payable, the paying agent will release any unclaimed amounts, and the holder of the security or coupon will look only to us for payment.

The designated paying agent in the United States for the securities we are offering is provided in the indentures that are or will be deemed incorporated by reference into this prospectus.

Global Securities

The securities of a series may be issued in whole or in part in the form of one or more global certificates (“Global Securities”) that will be deposited with a depositary that we will identify in a prospectus supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. All Global Securities in bearer form will be deposited with a depositary outside the United States. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

The specific terms of the depositary arrangements for each series of securities will be described in the applicable prospectus supplement.

Modification and Waiver

Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity date of the security;

•	reduce the principal amount, any rate of interest, or any additional amounts in respect of any security, or reduce the amount of any premium payable upon the redemption of any security;

•	change the time or place of payment, currency or currencies in which any security or any premium or interest thereon is payable;

•	impair the holders’ rights to institute suit for the enforcement of any payment on or after the stated maturity date of any security, or in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of securities required to consent to any modification, amendment or waiver under the indenture;

•	modify, except under limited circumstances, any provision of the applicable indenture relating to modification and amendment of the indenture, waiver of compliance with conditions and defaults thereunder or the right of a majority of holders to take action under the applicable indenture;

•	adversely affect any rights of conversion;

•	in the case of the subordinated indenture, alter the provisions regarding subordination of the subordinated debt securities in any way that would be adverse to the holders of those securities;

•	reduce the principal amount of original issue discount securities which could be declared due and payable upon an acceleration of their maturity; or

•	change our obligation to pay any additional amounts.

The holders of a majority in principal amount of the outstanding securities of any series may waive compliance by us and the trustee with certain provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding securities of any series may waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal, or any premium, interest, or additional amounts payable on a security of that series or in respect of a covenant or provision which under the terms of the applicable indenture cannot be modified or amended, without the consent of each affected holder.

With the trustee, we may modify and amend any indenture without the consent of any holder for any of the following purposes:

•	to name a successor entity to us;

•	to add to our covenants for the benefit of the holders of all or any series of securities;

•	to add to the events of default;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities, as set forth in the applicable indenture;

•	to establish the form or terms of securities of any series and any related coupons;

•	to provide for the acceptance of appointment by a successor trustee;

•	to make provision for the conversion rights of the holders of the securities in certain events;

•	to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action is not inconsistent with the provisions of that indenture and does not adversely affect the interests of the applicable holders;

•	to modify, eliminate or add to the provisions of any indenture to conform our or the trustee’s obligations under the applicable indenture to the Trust Indenture Act; or

•	to make any other changes that apply only to debt securities to be issued thereafter.

Calculation of Outstanding Debt Securities

To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under any indenture:

•	In the case of original issue discount securities, the principal amount that may be included in the calculation is the amount of principal that would be declared to be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of the date of the calculation.

•	Any securities owned by us, or owned by any other obligor of the securities or any affiliate of ours or any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

Other than the duty to act with the required standard of care during an event of default, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of the securities, unless the holders have offered the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

No holder of a security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless:

•	the holder has provided the trustee with written notice of a continuing event of default regarding the holder’s series of securities;

•	the holders of at least 25% in principal amount of the outstanding securities of a series have made a written request, and offered indemnity satisfactory to the trustee, to the trustee to institute a proceeding for remedy;

•	the trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and

•	the trustee has not received a direction during such 60 day period inconsistent with such request from the holders of a majority in principal amount of the outstanding securities of that series.

However, the holder of any security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts in respect of such security on or after the date expressed in such security and to institute suit for the enforcement of any such payment. We are required to file annually with the trustee a certificate of no default, or specifying any default that exists.

Transactions with the Trustee

We and our subsidiaries may maintain deposit accounts and conduct various banking and other transactions with an indenture trustee. The trustee and its subsidiaries may maintain deposit accounts and conduct various banking transactions with us and our subsidiaries.

Conversion Rights

The applicable prospectus supplement relating to any convertible debt securities will describe the terms on which those securities are convertible.

Events of Default

The following will be events of default under the senior indenture with respect to the senior debt securities of a series:

•	failure to pay any interest or any additional amounts on any senior debt security of that series when due, and continuance of such default for 30 days;

•	failure to pay principal of, or any premium on, any senior debt security of that series when due;

•	failure to deposit any sinking fund payment for a senior debt security of that series when due;

•	failure to perform any of our other covenants or warranties in the senior indenture or senior debt securities (other than a covenant or warranty included in that indenture solely for the benefit of a different series of senior debt securities), which has continued for 90 days after written notice as provided in the senior indenture;

•	acceleration of indebtedness in a principal amount specified in a supplemental indenture for money borrowed by us under the senior indenture, and the acceleration is not annulled, or the indebtedness is not discharged, within a specified period after written notice is given according to the senior indenture;

•	certain events in bankruptcy, insolvency or reorganization of us or Southern First Bank; and

•	any other event of default regarding that series of senior debt securities.

Unless otherwise described in the prospectus supplement applicable to a particular series of subordinated debt securities, events of default under the subordinated indenture are limited to certain events of bankruptcy, insolvency or reorganization of us or Southern First Bank.

There is no right of acceleration of the payment of principal of a series of subordinated debt securities upon a default in the payment of principal or interest, nor upon a default in the performance of any covenant or agreement in the subordinated debt securities of a particular series or in the applicable indenture. In the event of a default in the payment of interest or principal, the holders of senior debt will be entitled to be paid in full before any payment can be made to holders of subordinated debt securities. However, a holder of a subordinated debt security (or the trustee under the applicable indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal on the subordinated debt securities.

Subordination

The senior debt securities will be unsecured and will rank equally among themselves and with all of our other unsecured and non-subordinated debt, if any.

The subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior debt, as more fully described in the applicable prospectus supplement.

If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior debt before we can make any payment or distribution of principal, premium, if any, any additional amounts or interest on the subordinated debt securities:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced;

•	any voluntary or involuntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy;

•	any of our subordinated debt security of any series is declared or otherwise becomes due and payable before its maturity date because of any event of default under the subordinated indenture, provided that such declaration has not been rescinded or annulled as provided in the subordinated indenture; or

•	any default with respect to senior debt which permits its holders to accelerate the maturity of the senior debt has occurred and is continuing, and either (a) notice of such default has been given to us and to the trustee and judicial proceedings are commenced in respect of such default within 180 days after notice in the case of a default in the payment of principal or interest, or within 90 days after notice in the case of any other default, or (b) any judicial proceeding is pending with respect to any such default.

DESCRIPTION OF PREFERRED STOCK

For purposes of this section, the terms “we,” “our” and “us” refer only to Southern First Bancshares, Inc. and not to its subsidiaries.

The following outlines the general provisions of the shares of preferred stock, par value $0.01 per share, which we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the articles of amendment to our amended and restated articles of incorporation relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.

General

Under our amended and restated articles of incorporation, our board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. As of the date of this prospectus, 11,242 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”) are issued and outstanding. For a summary of the terms of the Series T Preferred Stock, see the description of the Series T

Preferred Stock contained in our Registration Statement on Form S-1, initially filed with the SEC on May 7, 2012 (File No. 333-181198), which description is incorporated by reference into this prospectus.

Our board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock that we may offer.

In addition, as described under “Description of Depositary Shares,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to such depositary shares.

The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series, including, as applicable:

•	the title, designation, number of shares and stated or liquidation value of the preferred stock;

•	the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights;

•	the exchange or market, if any, where the preferred stock will be listed or traded; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended and restated articles of incorporation.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to our shareholders. The board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes. See “Anti-Takeover Effects of Certain Articles of Incorporation Provisions.”

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable or convertible. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Generally, any redemption of our preferred stock will be subject to prior Federal Reserve approval. Any partial redemption of a series of preferred stock would be made in the manner described in the applicable prospectus supplement relating to that series.

Upon the redemption date of shares of preferred stock called for redemption or upon our earlier call and deposit of the redemption price, all rights of holders of the preferred stock called for redemption will terminate, except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement.

Our board of directors may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to such series of preferred stock with respect to the payments of dividends have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of each such series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of each such series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock of equal priority.

Liquidation Preference

In the event of the liquidation, dissolution or winding-up of us, holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued but unpaid dividends. These distributions will be made before any distribution is made on our common stock or on any securities ranking junior to such preferred stock upon liquidation, dissolution or winding-up.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of the Company with or into another corporation nor a merger of another corporation with or into the Company nor a sale or transfer of all or part of the Company’s assets for cash or securities will be considered a liquidation, dissolution or winding up of the Company.

If the liquidation amounts payable to holders of preferred stock of all series ranking on a parity regarding liquidation are not paid in full, the holders of the preferred stock of these series will have the right to a ratable portion of our available assets up to the full liquidation preference. Holders of these series of preferred stock or such other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Conversion and Exchange

The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of the Company or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the articles of amendment to our amended and restated articles of incorporation establishing the series of such preferred stock; and

•	as otherwise required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar, dividend paying agent and depositary, if any, for any preferred stock offering will be stated in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the general provisions of the depositary shares representing a fraction of a share of preferred stock of a specific series, or “depositary shares,” and depositary receipts (as defined below) that we may issue from time to time and which would be important to holders of depositary receipts. The specific terms of any depositary shares or depositary receipts, including pricing and related terms, will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below apply or not to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement(s), which we will file with the SEC in connection with an issuance of depositary shares.

Description of Depositary Shares

We may offer depositary shares evidenced by receipts for such depositary shares, which we sometimes refer to as “depositary receipts.” Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as our preferred stock depositary, and which may be the same institution that serves as an indenture trustee. The depositary must have its principal office in the United States and have combined capital and surplus of at least $50,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares. We may issue depositary receipts in temporary, definitive or book-entry form.

Withdrawal of Preferred Stock

A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit such preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

Holders of depositary shares of any series will receive their pro rata share of cash dividends or other cash distributions received by the depositary on the preferred stock of that series held by it. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares. In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to that series of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot, ratably or by such other equitable method as we and the depositary may determine.

Upon and after the redemption of shares of the underlying series of preferred stock, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting Rights

Upon receipt of notice of any meeting at which the holders of preferred stock of the related series are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the related series of preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will attempt, as far as practical, to vote the shares as instructed by the holder. We will cooperate with the depositary to enable it to vote as instructed by holders of depositary shares. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares.

Conversion or Exchange

The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will deposit with the depositary any other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share. All amounts per depositary share payable by us for dividends that have accrued on the preferred stock to the exchange or conversion date that have not yet been paid shall be paid in appropriate amounts on the depositary shares.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, or securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of applicable fees and taxes, if any, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges payable by holders of the depositary shares or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed and all amounts payable upon redemption have been paid;

•	each share of preferred stock held by the depositary has been converted into or exchanged for common stock, other preferred stock or other securities; or

•	a final distribution in respect of the preferred stock held by the depositary has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time. Upon such event, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole and fractional shares of the series of preferred stock underlying that holder’s depositary receipts, provided that, at our election we may pay cash in lieu of fractional shares of preferred stock that may be issuable.

Charges of Depositary and Expenses

We will pay all transfer and other taxes and governmental charges in connection with the establishment of the depositary arrangements. We will pay all charges and fees of the depositary for the initial deposit of the preferred stock, the depositary’s services and redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and the charges that are provided in the deposit agreement to be for the holder’s account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	We and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	We and the depositary will not be liable if either is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	We and the depositary will not be liable if either exercises discretion permitted under the deposit agreement;

•	We and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on behalf of the holders of depositary receipts or any other party, unless we and the depositary are provided with satisfactory indemnity; and

•	We and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we will agree to indemnify the depositary under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Such resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF COMMON STOCK

For purposes of this section, the terms “we,” “our” and “us” refer only to Southern First Bancshares, Inc. and not its subsidiaries.

The following description of shares of our common stock, par value $0.01 per share, is a summary only and is subject to, and is qualified by reference to, applicable provisions of the South Carolina Business Corporation Act (the “Business Corporation Act”), our amended and restated articles of incorporation, and our amended and restated bylaws, which are incorporated by reference into this prospectus. You should refer to, and read this summary together with, our amended and restated articles of incorporation and amended and restated bylaws to review all of the terms of our common stock.

General

As of the date of this prospectus, our amended and restated articles of incorporation provide that we may issue up to 10,000,000 shares of common stock, par value of $0.01 per share. As of January 31, 2014, 4,810,123 shares of our common stock were issued and outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the NASDAQ Global Market under the symbol “SFST”.

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of directors. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of our preferred stock.

There is no cumulative voting in the election of directors. The holders of a majority of the votes cast by our common shareholders can elect all of the directors then standing for election by the common shareholders. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of a greater number of affirmative votes under applicable South Carolina law or our amended and restated articles of incorporation. Our amended and restated articles of incorporation provide certain provisions that may limit shareholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Articles of Incorporation Provisions.”

Dividends, Liquidation and Other Rights

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends. Our shareholders are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any series of our preferred stock that may then be outstanding.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional shares of our common stock or rights to purchase shares of our common stock without the approval of our shareholders.

Transfer Agent and Registrar

Subject to compliance with applicable federal and state securities laws, our common stock may be transferred without any restrictions or limitations. The transfer agent and registrar for shares of our common stock is Registrar & Transfer Company.

DESCRIPTION OF PURCHASE CONTRACTS

We also may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock, preferred stock, depositary shares or debt securities at a future date or dates. The consideration per share of common stock, preferred stock, depositary shares or debt securities may be fixed at the time that the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

The purchase contracts may be issued separately or as a part of units consisting of a purchase contract, debt securities and preferred securities. These contracts, and the holders’ obligations to purchase shares of our common stock, preferred stock, depositary shares or debt securities under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock or the purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock or preferred stock under the purchase contracts.

DESCRIPTION OF UNITS

We also may offer two or more of the securities described in this prospectus in the form of a “unit”, including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

DESCRIPTION OF WARRANTS

For purposes of this section, the terms “we,” “our” and “us” refer only to Southern First Bancshares, Inc. and not to its subsidiaries.

General

We may issue warrants in one or more series to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities. Warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with the issuance of any warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following, as may be applicable:

•	the title of the warrants;

•	the total number of warrants to be issued;

•	the consideration for which we will issue the warrants, including the applicable currency or currencies;

•	anti-dilution provisions to adjust the number of shares of our common stock or other securities to be delivered upon exercise of the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the procedures and conditions relating to the exercise of the warrants;

•	whether the warrants will be in registered or bearer form;

•	information with respect to book-entry registration and transfer procedures, if any;

•	the minimum or maximum amount of warrants which may be exercised at any one time;

•	the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	the date on and after which the warrants and securities issued with the warrants will be separately transferable;

•	a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of common stock, preferred stock or depositary shares will not have any rights of holders of the common stock, preferred stock or depositary shares purchasable upon such exercise, including any rights to vote such shares or to receive any distributions or dividends thereon.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

Enforceability of Rights

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants.

DESCRIPTION OF RIGHTS

For purpose of this section, the terms “we”, “our”, “our” and “us” refer only to Southern First Bancshares, Inc. and not to its subsidiaries.

The following briefly summarizes the general provisions of rights that we may offer to purchase additional shares of our common stock or any series of preferred stock, which we may issue. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the rights, which we will file with the SEC in connection with an issuance of rights to holders of our common stock or any series of our preferred stock. The specific terms of any rights, including the period during which the rights may be exercised, the manner of exercising such rights, and the transferability of rights, will be disclosed in the applicable prospectus supplement. Although we may issue rights, in our sole discretion, we have no obligation to do so.

General

We may distribute rights, which may or may not be transferable, to the holders of our common stock or any series of our preferred stock as of a record date set by our board of directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock or preferred stock for every share of our common stock or a series of preferred stock that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. Unless otherwise provided in an applicable prospectus supplement, no fractional rights or rights to purchase fractional shares will be distributed in any rights offering. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase shares of our common stock or a series of preferred stock at a rate and price per share to be established by our board of directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the expiration date, the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the expiration date, we extend the rights offering.

Exercise Price

Our board of directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects; our capital requirements; the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering; and general conditions in the securities markets, especially for securities of financial institutions. The subscription price may or may not reflect the actual or long-term fair value of the common stock or preferred stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock or preferred stock subject to the rights will be more or less than the rights’ exercise price during the term of the rights or after the rights expire.

Exercising Rights; Fees and Expenses

The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be set forth in the applicable prospectus supplement. We will pay all fees charged by any subscription agent and escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable. Neither we nor the subscription agent will pay such expenses.

Expiration of Rights

The applicable prospectus supplement will set forth the expiration date and time (“Expiration Date”) for exercising rights. If holders of rights do not exercise their rights prior to such time, their rights will expire and will no longer be exercisable and will have no value.

We will extend the Expiration Date as required by applicable law and may, in our sole discretion, extend the Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension prior to the scheduled Expiration Date.

Withdrawal and Termination

We may withdraw the rights offering at any time prior to the Expiration Date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

Rights of Subscribers

Holders of rights will have no rights as shareholders with respect to the shares of common stock or preferred stock for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the prospectus supplement, and such shares of common stock or preferred stock, as applicable, have been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights are final and cannot be revoked by the holder of rights.

Regulatory Limitations

We will not be required to issue any person or group of persons shares of our common stock or preferred stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

Standby Agreements

We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any shares of our common stock or preferred stock not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

ANTI-TAKEOVER EFFECTS OF CERTAIN ARTICLES OF INCORPORATION PROVISIONS

Our amended and restated articles of incorporation contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.

Our amended and restated articles of incorporation provide for a staggered board, to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. The provisions of our amended and restated articles of incorporation regarding the staggered board of directors have the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of our shareholders.

The provisions of our amended and restated articles of incorporation regarding the staggered board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The staggered board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the staggered board of directors may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of us and remove a majority of our board of directors, the staggered board of directors could tend to reduce the likelihood of fluctuations in the market price of our common stock that might result from accumulations of large blocks of our common stock for such a purpose. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

The authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to our shareholders. The board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes.

The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our amended and restated articles of incorporation do not contain such a provision, though our amended and restated articles of incorporation could be amended to include such a provision.

None of our shares, whether common or preferred, have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, counsel to the Company. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements incorporated in this prospectus, by reference from our Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Elliott Davis, LLC, an independent registered public accounting firm, as stated in their report. Such report is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.southernfirst.com under the “Investor Relations” tab. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

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1,200,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT
(To the Prospectus dated February 28, 2014)

November 6, 2014